EXHIBIT 1


                           MINUTES OF A MEETING OF THE
                  BOARD OF DIRECTORS OF NETCO INVESTMENTS INC.
                        HELD ON THE 30TH DAY OF MAY, 2003


The following resolutions were passed by the Board of Directors of NetCo Investments Inc. (the "Company") having been consented to and adopted in writing by all the Directors of the Company as at May 30, 2003.

WHEREAS, the undersigned is the sole director of NetCo Investments Inc., a Washington company, and it is desired that the action set forth underneath shall be adopted.

NOW THEREFORE the undersigned hereby adopts the following resolutions, which shall have the same force and effect as if adopted at a duly called meeting of the Directors.

BE IT RESOLVED that the Company has decided to acquire the URL, www.vitabeast.com, from Michael Jackson for the purchase price of ONE U.S. DOLLAR (US$1.00).

AND BE IT FURTHER RESOLVED that the Company will enter into an Agreement for Sale and Purchase with Mr. Jackson regarding the acquisition of the URL.

EFFECTIVE this 30th day of May, 2003.


/s/  Michael  Jackson
----------------------------------------
Michael  Jackson
President


Accepted for filing in the Corporation's
records this 30th day of May, 2003.                /s/ Michael Jackson
                                                   -----------------------------
                                                   Michael Jackson, President


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